UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2014

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

411 Fountain Lakes Blvd., St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement

The information set forth under Item 5.02 of this Current Report on Form 8-K relating to the Employment Agreement (as defined below) and the Grant Agreement (as defined below) is hereby incorporated into this Item 1.01 by reference.

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2014, LMI Aerospace, Inc. (the “Company”) appointed Joseph DeMartino as its Chief Operating Officer. Since January 2014, Mr. DeMartino, age 55, has provided coaching and consulting services to companies and clients both in and outside the Aerospace industry. Prior to that, Mr. DeMartino held several positions of increasing responsibility with GKN Aerospace, including, from April 2012 through December 2013 serving as the Executive Vice President and General Manager of Aerospace Structures, a subdivision of GKN Aerospace North America (“GKN Structures”). In that position, Mr. DeMartino had full responsibility for the profit and loss and general oversight of the business unit. From 2006 until April 2012 within GKN Structures Mr. DeMartino held various other management level positions at, including holding Vice President of Programs, Chief Operating Officer and General Manager positions. Mr. DeMartino obtained a B.S. in Mechanical Engineering from Fairfield University, and also obtained an A.A.S. in Aeronautical Engineering.

Mr. DeMartino has not had a direct or indirect material interest in any transaction with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On July 31, 2014, upon his appointment as Chief Operating Officer, the Company and Mr. DeMartino entered into an employment agreement (the “Employment Agreement”). The term of the Employment Agreement is through December 31, 2016, and thereafter renews for successive one year terms unless terminated by either party. The Employment Agreement provides for a base salary of three hundred thousand dollars ($300,000) per year, to be reviewed annually by the Compensation Committee. Mr. DeMartino is eligible for an annual performance bonus if the Company’s annual income from operations meets certain defined targets. The Employment Agreement provides that Mr. DeMartino is eligible for annual grants of restricted Company common stock. Mr. DeMartino is also entitled to other benefits, including relocation assistance to move to the St. Louis metropolitan area and is eligible to participate in Company benefit plans. The Employment Agreement includes a claw back provision consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Company’s Policy for Recoupment of Incentive Compensation.

Upon his appointment the Company agreed to grant Mr. DeMartino 4,582 shares of restricted Company common stock as an inducement award in accordance NASDAQ Listing Rule 5635(c)(4).  The shares vest on the three-year anniversary of the date of grant, subject to DeMartino's continued employment on the vesting date. Other terms and conditions of this stock grant are set forth in a Restricted Stock Agreement between Mr. DeMartino and the Company dated July 31, 2014 (the “Grant Agreement”).

The Employment Agreement may be terminated upon Mr. DeMartino giving no less than 30 days prior written notice to the Company, his death or permanent disability, by the Company for cause or by Mr. DeMartino for good reason. If such termination is due to the cessation of the business of the Company, or is without cause or effected by Mr. DeMartino within two years of the effective date of the Employment Agreement for good reason, Mr. DeMartino will be entitled to severance in an amount equal to twelve (12) months of his base salary. If a change in control of the Company results in the involuntary termination of Mr. DeMartino or Mr. DeMartino terminating his employment for good reason within nine (9) months following the change in control, Mr. DeMartino will be entitled to severance in an amount equal to two and one-half (2 ½) times his base salary plus any reasonably anticipated performance bonus prorated for that fiscal year. If Mr. DeMartino voluntarily terminates employment without good reason within ninety

(90) days following a change in control, Mr. DeMartino will be entitled to severance in an amount equal to twelve (12) months of his base salary. Any severance will be paid in equal installments commencing within forty-five (45) days after the lapse of any revocation period of the release delivered by Mr. DeMartino, which is a condition to the receipt of any severance payment.

The Employment Agreement also contains a confidentiality provision, a one (1) year non-compete/non-solicit provision and other provisions customarily found in employment agreements with executive officers.

The foregoing summaries of the Employment Agreement the Grant Agreement do not purport to be complete and are qualified in their entirety by reference to the complete Employment Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference, and to the complete Grant Agreement, which is attached as Exhibit 10.2 and incorporated herein by reference to the complete Grant Agreement.

Section 8 - Other Events

Item 8.01.	Other Events.

On August 1, 2014, the Company issued a press release announcing the appointment of Mr. DeMartino as Chief Operating Officer (the “Press Release”). A copy of the Press Release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 6, 2014

LMI AEROSPACE, INC.

By:	/s/ Clifford C. Stebe, Jr.
Clifford C. Stebe, Jr. Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between LMI Aerospace, Inc. and Joseph DeMartino, dated July 31, 2014
10.2	Restricted Stock Agreement between LMI Aerospace, Inc. and Joseph DeMartino, dated July 31, 2014
99.1	Press Release issued by LMI Aerospace, Inc. dated August 1, 2014.